Exhibit 10.1

FIRST AMENDMENT TO LEASE AGREEMENT

This FIRST AMENDMENT TO LEASE AGREEMENT (this “First Amendment”) is entered into and executed on January ____, 2015 (the “Effective Date”) by and between HALLMARK FINANCIAL SERVICES, INC., a Nevada corporation (“Tenant”) and BRI 1849 LEGACY, LLC, a Delaware limited liability company (“Landlord”).

RECITALS

A. Landlord, as successor-by-assignment from Legacy Tech IV Associates Limited Partnership, and Tenant are the current “Landlord” and “Tenant,” respectively, under that certain Lease Agreement dated July 22, 2008 (the “Lease”) pursuant to which Tenant leases from Landlord certain space totaling 23,941 stipulated square feet of Net Rentable Area (as defined and more particularly described in the Lease, the “Premises”) in that certain office building known as Building I, having an address of 6500 Pinecrest Drive, Plano, Texas (as defined and more particularly described in the Lease, the “Building”) of the three-building office project owned by Landlord, containing an aggregate of 179,200 square feet of Net Rentable Area, and commonly known as Lincoln R&D Legacy Project Phase Four (as defined and more particularly described in the Lease, the “Project”).

B. The Term of the Lease with respect to (a) that portion (i.e., 16,814 sf of Net Rentable Area) of the Premises originally leased by Tenant is scheduled to expire on January 31, 2016, and (b) that portion (i.e., 7,127 sf of Net Rentable Area) of the Premises defined in the Lease as the “Must-Take Space” (which was added to the Premises effective as of October 1, 2010) is scheduled to expire on February 14, 2016.

C. Landlord and Tenant desire to extend the Term and otherwise amend the Lease as set forth in this First Amendment.

Accordingly, for good and valuable consideration which the parties acknowledge receiving, Landlord and Tenant agree, and the Lease is hereby amended, as follows:

AGREEMENT

1.     Recitals. The Recitals are true and correct and are incorporated into this First Amendment.

2.     Application of Lease Terms. Capitalized terms used in this First Amendment and not defined herein shall have the meanings ascribed to them in the Lease.

3.     Extension of Term. The Term for the entire Premises is hereby extended such that the Term will expire at 11:59 p.m. local Plano, Texas time on December 31, 2020 (the “Expiration Date”) unless sooner terminated or extended as otherwise set forth in the Lease or by written agreement of the parties. Except as set forth in Exhibit E of the Lease, Tenant shall have no option or right to extend or renew the Term beyond the above Expiration Date, and any provision of the Lease to the contrary is hereby deleted. All references in the Lease and later references in this First Amendment to the “Term” shall mean the Term as extended hereby.

4.     Rent. From and including January 1, 2015 through the Expiration Date, Tenant shall pay Base Rent for the Premises in the following amounts:

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Time Period	Base Rent Rate Per Square Foot of Net Rentable Area	Annual Base Rent	Monthly Base Rent
January 1, 2015 through December 31, 2016	$14.00	$335,174.04	$27,931.17
January 1, 2017 through December 31, 2017	$14.42	$345,229.20	$28,769.10
January 1, 2018 through December 31, 2018	$14.85	$355,523.88	$29,626.99
January 1, 2019 through December 31, 2020	$15.30	$366,297.36	$30,524.78

Tenant shall pay the above Base Rent at the times and place and in the manner provided in the Lease, as modified by this First Amendment. Tenant shall continue to pay, during the Term as extended hereby, Tenant’s Proportionate Share of Operating Expenses and any other amounts due under the Lease, at the applicable times and place and in the manner provided in the Lease, as modified by this First Amendment.

5.     Cap on Controllable Operating Expenses. Effective as of January 1, 2015, Controllable Operating Expenses (hereinafter defined) that may be included in Operating Expenses in any year of the Term shall not exceed one hundred six percent (106%) (the “Controllable Expense Cap”) of Controllable Operating Expenses for the calendar year 2014, calculated on a compounded and on-going basis. To illustrate the compounding component of the Controllable Expense Cap, Controllable Operating Expenses that may be included in the calculation of Operating Expenses for any calendar year after 2014 (each a "Comparison Year") shall not exceed the product of the total Controllable Operating Expenses for the calendar year 2014 and the following percentages for each Comparison Year: 106% for 2015; 112.36% for 2016; 119.10% for 2017; 126.25% for 2018; and so on (without regard to what was actually incurred and subject to the remaining terms of this Section 5). As used herein, (i) the term “Controllable Operating Expenses” means all Operating Expenses (after any gross up permitted under the Lease) excluding (1) Taxes, (2) the cost of utilities, (3) insurance costs, (4) employment costs based upon the minimum wage (including benefits), (5) any costs Landlord is required to incur to comply with any rule, code, law, regulation, or ordinance adopted or promulgated after the Effective Date (or new or different interpretations of any of the foregoing adopted or promulgated after the Effective Date) of any governmental authority or agency, (6) management fees (as limited in Section 2(c) of the Lease), and (7) any expense increase arising from the unionization of any service rendered to the Project, and (ii) “on-going basis” means that, if Controllable Operating Expenses for any given Comparison Year exceeds the Controllable Expense Cap for that Comparison Year, Landlord may carry over to future Comparison Years amounts by which Controllable Operating Expenses exceeded the Controllable Expense Cap in any previous Comparison Year until fully recouped by Landlord, so long as the amount of Controllable Operating Expenses billed to Tenant in each Comparison Year never actually exceeds the Controllable Expense Cap for that Comparison Year.

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6.     Landlord’s Work. Landlord shall provide, at Landlord’s sole cost, the following repair and maintenance work to the Premises (“Landlord’s Work”) pursuant to this Section 6:

(a)	Repair cracks in the walls of the following rooms within the Premises:
(i) Small conference room;
(ii) Raina’s office (by the window);
(iii) Above men’s restroom; and
(iv) Vestibule.

(b)	Repair the outside wall in Karlene’s office that is separating from the interior wall.

(c)	Correct drain issue in small kitchen to prevent flooding of countertops. Correct slow draining issue in restroom sink.

(d)	Install fire sprinkler in main kitchen per fire code.

(e)	Correct rain leakage issues at and around all exterior doors.

Landlord will complete Landlord’s Work in a good and workmanlike manner using contractors and subcontractors selected by Landlord. Tenant will allow Landlord and its contractors access to the Premises during the performance of Landlord’s Work and each party shall reasonably cooperate with the other to complete Landlord’s Work. Tenant’s obligations to pay rent are not conditioned on the performance of Landlord’s Work or the substantial completion of Landlord’s Work by any particular time. Landlord will use commercially reasonable efforts to complete Landlord’s Work within ninety (90) days following the Effective Date of this First Amendment.

7.     Tenant Improvements. Landlord shall provide to Tenant a construction allowance of EIGHTY THOUSAND DOLLARS ($80,000) for certain improvements to be constructed and installed in the Premises by Tenant, all subject and pursuant to the provisions of the Work Letter attached hereto as EXHIBIT_A. Except as set forth in Section 6, above and in the Work Letter, Landlord shall not be required to perform or contribute to the cost of any alterations, repairs or improvements to the Premises or the Building (other than Landlord’s repair and maintenance obligations as expressly set forth in the Lease). Tenant currently occupies the Premises, and Tenant shall be deemed to have accepted the Premises for the Term as extended hereby in its “AS IS – WHERE IS, WITH ALL FAULTS” condition on the Effective Date, without any representations or warranties made by Landlord or relied on by Tenant.

8.     Parking. Tenant’s parking rights and privileges shall continue in effect during the Term, as extended hereby, on all of the terms and conditions set forth in the Lease.

9.     Renewal Option. Exhibit E of the Lease, entitled “Renewal Option”, shall remain in full force and effect during the Term as extended hereby.

10.     Expired Options. The Early Termination Option set forth in Exhibit G of the Lease, and the Termination Option set forth in Exhibit I of the Lease, have expired, are not being renewed hereby, and are of no further force or effect.

11.     Brokers. Landlord and Tenant each warrants that it has had no dealings with any broker or agent in connection with the negotiation or execution of this First Amendment other than Lincoln Property Company Commercial, Inc. (“Landlord’s Broker”), whose rights to a commission to be paid by Landlord are governed by a separate written agreement with Landlord, and Cresa Dallas, LLC (“Tenant’s Broker”), whose rights to a commission to be paid by Landlord are governed by a separate written agreement with Landlord. Each party shall indemnify, defend and hold the other harmless from and against any and all claims, costs, expenses or liabilities, including reasonable attorneys’ fees, for commissions or other compensation claimed by any broker or agent other than Landlord’s Broker or Tenant’s Broker with regard to this First Amendment as a result of any dealings with the indemnifying party or claiming by or through the indemnifying party.

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12.     Representations. As of the Effective Date, Tenant hereby represents and warrants to Landlord the following, all of which shall survive the expiration or termination of the Lease: (i) Tenant is the sole legal and equitable owner of the leasehold estate of the "Tenant" under the Lease and is the only occupant of the Premises; (ii) Tenant has not previously assigned or transferred any interest in the Lease (other than as security for any indebtedness) or sublet the Premises or any portion thereof; and (iii) Tenant has full power and authority to execute and deliver this First Amendment.

13.     Counterpart Execution. This First Amendment may be executed in a number of identical counterparts. If so executed, each of such counterparts is to be deemed an original for all purposes, and all such counterparts shall, collectively, constitute one instrument, but, in making proof of this instrument, it shall not be necessary to produce or account for more than one such counterpart. Executed counterparts of this First Amendment may be exchanged by electronic mail, which executed counterparts shall serve as originals for all purposes.

14.     Landlord’s Address for Notice and Payment of Rent. Landlord’s address for notice as set forth in Section 21 of the Lease is hereby modified to read in its entirety:

BRI 1849 Legacy, LLC

c/o Moises Benzaquen

1140 E. Hallandale Beach Blvd.

Hallandale Beach, FL 33009

with a copy to:

BRI 1849 Legacy, LLC

3530 Forest Lane, Suite 285

Dallas, Texas 75234

Attention: Abbey Rowsey

The Lease is further amended to provide that, until otherwise designated by Landlord, Landlord’s address for payment of all Rent shall be as follows:

BRI 1849 Legacy, LLC
3530 Forest Lane, Suite 285

Dallas, Texas 75234

Attention: Abbey Rowsey

15.     No Default. Tenant acknowledges that as of the date hereof, Landlord has performed all of its obligations under the Lease, Landlord is not in default under the Lease, and Tenant has no claims, counterclaims, set-offs or defenses against Landlord arising out of the Lease or relating thereto.

16.     Ratification. As amended hereby, the Lease is hereby ratified and confirmed by each party as being in full force and effect. Each party agrees that, as amended hereby, the Lease is the binding and enforceable obligation of such party. To the extent of any conflict or inconsistency between this First Amendment and the Lease, the terms of this First Amendment shall govern and control to the extent of such conflict or inconsistency. Nothing in this First Amendment shall be deemed a waiver or release of any unperformed obligations of Tenant under the Lease, including, without limitation, any delinquent rentals payable by Tenant.

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17.     Intentionally omitted.

18.     Attorneys’ Fees. If Landlord or Tenant brings any action against the other to enforce or interpret any provision of this First Amendment (including any claim in a bankruptcy or an assignment for the benefit of creditors), the prevailing party will be entitled to recover from the other reasonable attorneys’ fees, court costs and expenses incurred in such action.

19.     Entire Agreement. This First Amendment, including any exhibits attached hereto and any agreements referenced herein or therein, are deemed fully integrated and contains the entire agreement of the parties hereto with respect to the matters covered thereby. Except as set forth in the Lease as amended hereby, no other agreement, statement or promise made by any party hereto, or to any employee or agent of any party hereto, which is not contained herein, shall be binding or valid. This First Amendment may not be amended, modified or supplemented except by written instrument fully executed and delivered by Landlord and Tenant.

20.     Execution and Delivery of First Amendment. This First Amendment will not be effective or binding on either party unless and until it has been executed by both Landlord and Tenant, and a fully-executed First Amendment has been delivered to Landlord and to Tenant.

21.     Exhibit. The following Exhibit is attached to this First Amendment and incorporated herein by reference:

EXHIBIT A – WORK LETTER

(remainder of page intentionally left blank; signatures on following page)

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Landlord and Tenant have executed and entered into this First Amendment to Lease Agreement effective as of the Effective Date.

LANDLORD:

BRI 1849 LEGACY, LLC,
a Delaware limited liability company

By:

Name:

Title:

TENANT:

HALLMARK FINANCIAL SERVICES, INC.,
a Nevada corporation

By:

Name:

Title:

Signature Page

EXHIBIT A

WORK LETTER

1.     Preliminary. This Work Letter governs Tenant’s work to refurbish or construct improvements in the Premises. Except for funding of the Construction Allowance pursuant to this Work Letter, Landlord has no obligation to contribute to the cost of the Tenant Improvements or any other improvements desired by Tenant.

2.     Definitions. All capitalized terms used but not defined herein shall have the meanings set forth for such terms in the Lease. The following terms shall have the meanings set forth below:

(a)     “Tenant Improvements” means all improvements, alterations, and work to be installed or performed by Tenant pursuant to the Final CDs with respect to refurbishment or construction of improvements in the Premises.

(b)     “Construction Costs” means hard and soft costs incurred in connection with the Tenant Improvements for (i) labor, materials and supplies for the Tenant Improvements, (ii) contractor, architectural, engineering, design and consultant/manager fees, (iii) preparation of the Space Plan, Final CDs and any other construction documents, (iv) general conditions and permitting costs/fees, and (v) related taxes and insurance.

(c)     “Construction Allowance” means EIGHTY THOUSAND DOLLARS ($80,000.00).

(d)     “Preliminary Space Plan” means a space plan prepared by the Architect depicting all improvements and alterations to be installed or constructed with respect to the Tenant Improvements.

(e)     “Preliminary CDs” means preliminary plans and specifications (including architectural, structural, mechanical, electrical and plumbing drawings), consistent in all material respects with the Space Plan, prepared by Architect and detailing all improvements and/or alterations that Tenant proposes to install or construct with respect to the Tenant Improvements, including without limitation, the partition layout, ceiling plan, electrical outlets and switches, telephone outlets, and drawings for any modifications to the Base Building.

(f)     “Space Plan” means the Preliminary Space Plan as finally approved in writing by Landlord and Tenant as provided below.

(g)     “Final CDs” means the Preliminary CDs as finally approved in writing by Landlord and Tenant as provided below, as they may be amended from time to time by any Change Orders.

(h)     “Architect” means a licensed architect or design consultant retained by Tenant and reasonably approved by Landlord.

3.     Construction Documents.

(a)     Space Plan. Tenant shall deliver or cause the Architect to deliver the Preliminary Space Plan to Landlord in electronic Autocad format together with a full-size hard copy within ten (10) days from its decision to commence the Tenant Improvements. Within seven (7) business days thereafter, Landlord shall notify Tenant in writing whether it approves or disapproves of the Preliminary Space Plan, and any disapproval shall include reasonable details of the reasons therefor, in which case Tenant shall revise the Preliminary Space Plan to address Landlord's objections and submit a revised Preliminary Space Plan to Landlord. Within five (5) business days after such resubmission, Landlord shall notify Tenant in writing whether it approves or disapproves of the re-submitted Preliminary Space Plan, including reasonable details regarding any disapproval, and this process shall be repeated until the final Space Plan has been determined and approved in writing by the parties.

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(b)     Final CDs. Upon approval of the Space Plan, Tenant shall deliver the Preliminary CDs to Landlord in electronic Autocad format together with a full-size hard copy. Within ten (10) business days thereafter, Landlord shall notify Tenant in writing whether it approves or disapproves of the Preliminary CDs, and any disapproval shall include reasonable details of the reasons therefor, in which case Tenant shall revise the Preliminary CDs to address Landlord's objections and submit revised Preliminary CDs to Landlord. Within five (5) business days after such resubmission, Landlord shall notify Tenant in writing whether it approves or disapproves of the re-submitted Preliminary CDs, including reasonable details regarding any disapproval, provided that Landlord shall only be entitled to disapprove any resubmitted Preliminary CDs to the extent the same fail to comply with Landlord’s prior reasons for disapproval. This process shall be repeated until the Final CDs have been determined and approved in writing by the parties.

(c)     Approval Standard. Landlord shall not unreasonably withhold approval of the Preliminary Space Plan or Preliminary CDs, as applicable, unless same reveals a Design Problem, in which event Landlord may withhold approval in its absolute discretion. “Design Problem” means a condition that results, or may likely result, from the Preliminary Space Plan or Preliminary CDs that, if implemented: (1) would not comply with applicable laws; (2) would exceed the capacity of the Building or Project systems, or adversely affect Landlord’s ability to maintain and operate the Building; or (3) would materially affect the Common Areas, exterior appearance of the Building, or premises of other tenants.

4.     Contractors/Construction Contracts.

(a)     The General Contractor and all subcontractors shall be subject to Landlord’s prior written approval which shall not be unreasonably withheld or delayed. Tenant shall enter into a construction contract with a General Contractor, which shall provide for, without limitation, (i) a one-year warranty for all of the Tenant Improvements, and (ii) a requirement that the General Contractor construct the Tenant Improvements in a good and workmanlike manner and in accordance with the Final CDs and all applicable laws.

(b)     General Contractor and all subcontractors must comply with Landlord’s rules for contracted services in the Building, which are available from the Building management office.

(c)     Tenant shall cause the General Contractor and all subcontractors to pay for and maintain during the Tenant Improvements construction period, customary insurance with licensed insurers relating to the construction of the Tenant Improvements, pursuant to Landlord’s contractor insurance requirements which are available from the Building management office. Such insurance shall include commercial general liability with contractual liability coverage (“CGL”), and full replacement value property damage. The CGL policies shall name Landlord and the management company for the Building as additional insureds. All such policies shall include a waiver of subrogation in favor of Landlord and such management company. Such insurance shall be primary to any insurance carried by said additional insured parties (which shall be excess and non-contributory). Certificates for such insurance and endorsements required hereunder must be delivered to Landlord before construction is commenced or any equipment or materials are moved onto the Project in connection with the Tenant Improvements.

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5.     Construction of Tenant Improvements. Construction of the Tenant Improvements shall not be commenced until (i) Landlord and Tenant have approved the Final CDs as set forth above, (ii) Tenant has obtained all necessary building permits therefor; and (iii) Tenant has paid any Excess Costs required to be paid as set forth below. After satisfaction of the above requirements, Tenant may commence construction of the Tenant Improvements and shall proceed to complete the Tenant Improvements using all reasonable due diligence. Tenant shall cause the Tenant Improvements to be constructed in a good and workmanlike manner in substantial accordance with the Final CDs and all applicable laws, and in such a manner and at such times so as not to interfere with the operation of the Building and the occupancy thereof by other tenants. Tenant will not permit any mechanics or materialmen’s liens to be filed against the Building.

6.     Change Orders. If Tenant desires to make any material changes to the Final CDs, Tenant must first submit to Landlord a change order request in a commercially reasonable and customary form prepared by Architect. Landlord’s written approval or disapproval of such request shall be made within the time periods and governed by the standards for approval of the Preliminary CDs as described above. If Landlord approves such request, same shall be evidenced by a written change order executed by Landlord and Tenant (“Change Order”), and any incremental, net increase in the cost of construction of the Tenant Improvements shall be added to Construction Costs, and the Construction Budget shall be automatically adjusted to include such costs.

7.     Substantial Completion; Punch-List. “Substantial Completion” means that the Tenant Improvements have been substantially completed in substantial accordance with the Final CDs as reasonably determined by Architect (and confirmed by Landlord’s construction representative), even though minor details of construction, decoration, mechanical adjustments and other “punch-list” items may remain to be completed. Within three (3) business days after Substantial Completion, Landlord’s Representative and Tenant’s Representative shall conduct a walk-through of the Premises and identify any touch-up work and minor repairs that are necessary for final completion. Tenant shall cause the General Contractor to complete all such punch-list items within thirty (30) days after agreement thereon. Tenant or General Contractor shall file a Notice of Completion (or equivalent) after the Tenant Improvements are completed, if this is a customary or required procedure where the Building is located.

8.     Payment for Tenant Improvements/Construction Allowance.

(a)     Disbursement of Construction Allowance. Tenant shall be responsible for all Construction Costs, and Landlord will make available to Tenant the Construction Allowance to be applied toward payment of Construction Costs pursuant to this Work Letter. Provided no uncured Event of Default by Tenant then exists, Landlord will disburse the entire Construction Allowance to Tenant upon the later to occur of (i) the forty-fifth (45th) day following the Effective Date, or (ii) the first incurrence of Construction Costs by Tenant. Tenant may use the Construction Allowance only for the payment of Construction Costs.

(b)     Disbursement Deadline. To any extent on the first (1st) anniversary of the Effective Date (the “Deadline”), there remains any portion (the “Unused Allowance”) of the Construction Allowance which has not been applied to Construction Costs or is not then subject to a pending draw request or application for payment, Tenant shall have no further rights thereto and shall promptly return the Unused Allowance to Landlord.

(c)     Evidence of Use/Lien Waivers. Within thirty (30) days following the Deadline, Tenant shall provide to Landlord the following items: (i) evidence reasonably satisfactory to Landlord that the entire Construction Allowance (less any Unused Allowance) has been spent on Construction Costs, (ii) originals of final lien waivers acknowledged and in recordable form from any persons performing work or supplying or fabricating materials for the Tenant Improvements, (iii) Tenant’s and Architect’s certification that the Tenant Improvements have been finally completed, (iv) commissioning documents for any equipment installed as part of the Tenant Improvements that are tied into the Building’s mechanical systems, and (v) a record drawing of the Tenant Improvements as constructed in Autocad format together with a hard copy thereof.

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9.     Landlord’s Oversight Role/Review. The parties acknowledge that neither Landlord nor its managing agent is an architect or engineer, and that the Tenant Improvements will be designed and performed by independent architects, engineers and contractors engaged by Tenant. Landlord and its managing agent shall have no responsibility for construction means, methods or techniques or safety precautions in connection with the Tenant Improvements, and do not guarantee that the Space Plan or the Final CDs will be free from errors, omissions or defects or will comply with applicable laws, and shall have no liability therefore notwithstanding any approval thereof. Landlord's approval of the Space Plan, the Final CDs, change orders and contracts, and Landlord's designations, lists, recommendations or approvals concerning Tenant's architects and contractors shall not be deemed a warranty as to the quality or adequacy thereof. Landlord and its representatives may access and inspect the Premises, and Tenant Improvements at all reasonable times on reasonable notice during the planning and construction thereof to allow Landlord to monitor compliance with this Work Letter.

10.     Representatives. Landlord’s and Tenant’s representatives for coordination of construction and approval of construction documents are as follows:

Landlord’s Representative:	Tom Kuhlmann
Lincoln Property Company Commercial, Inc.
2000 McKinney Avenue, Suite 1000
Dallas, Texas 75201
Email: tkuhlmann@lpc.com

Telephone: 214-740-3363
Tenant’s Representative:	Eric Padilla, VP Project Management
Cresa Dallas
8411 Preston Road, Suite 610
Dallas, Texas 75225

11.     Miscellaneous. The Lease, as amended hereby and this Exhibit are not intended to create any third-party beneficiaries; without limiting the generality of the foregoing, no contractors or third parties engaged by Tenant with respect to the Tenant Improvements shall have any legal or beneficial interest in the Construction Allowance. With respect to all time periods and dates for exercising any rights and performing any obligations as set forth in this Exhibit, time shall be of the essence.

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